EXHIBIT 21
SUBSIDIARIES OF UNITED MARITIME GROUP, LLC.
The subsidiaries of United Maritime Group, LLC, a Florida limited liability company, are as follows:

Name:	State of Jurisdiction of Incorporation or Organization:
United Maritime Group Finance Corp.	Delaware
U.S. United Bulk Terminal, LLC	Louisiana
U.S. United Ocean Services, LLC	Florida
UMG Towing, LLC	Florida
U.S. United Barge Line, LLC	Florida
U.S. United Bulk Logistics, LLC	Delaware
U.S. United Ocean Holding, LLC	Delaware
U.S. United Ocean Holding II, LLC	Delaware
U.S. United Inland Services, LLC	Delaware
Tina Litrico, LLC	Delaware
Mary Ann Hudson, LLC	Delaware
Sheila McDevitt, LLC	Delaware
Marie Flood, LLC	Delaware